Exhibit 22.J





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in Post-Effective Amendment No. 5 to Registration Statement No. 333-103714 and No. 811-21317 of PMFM Managed Portfolio Trust and PMFM Moderate Portfolio Trust (each a series of PMFM Investment Trust) of our report dated July 19, 2004 appearing in the Statement of Additional Information, which is a part of such Registration Statement.


 /s/ Deloitte & Touche LLP

New York, New York
September 27, 2004